Exhibit 99.1

MERCANTILE BANCORPORATION INC. COMPLETES
MERGER WITH FIRSTBANK OF ILLINOIS CO.

PR Newswire - July 01, 1998 17:32

ST. LOUIS, July 1 /PRNewswire/ -- MERCANTILE BANCORPORATION INC. (NYSE: MTL), the St. Louis-based bank holding company, announced today the completion of its merger with Firstbank of Illinois Co., headquartered in Springfield, Illinois. Firstbank of Illinois Co. is a $2.2 billion multi-bank holding company which operates offices across 11 banking markets in Illinois. The merger with Firstbank will significantly strengthen Mercantile's presence in Illinois, moving the bank from the third to the number one position in "outstate Illinois," which excludes the nine counties that comprise the Chicago market.

The merger, which was announced February 2, 1998, received regulatory approval on June 2, 1998. The merger was accounted for as a pooling of interests.

Mercantile also announced today the completion of its merger with CBT Corporation, headquartered in Paducah, Kentucky.

With assets of $32 billion, Mercantile is the largest locally managed and independently owned financial services organization headquartered in the lower Midwest, and the twenty-sixth largest bank holding company in the United States. Mercantile currently has acquisitions pending with Financial Services Corporation of the Midwest, headquartered in Rock Island, Illinois, and First Financial Bancorporation, headquartered in Iowa City, Iowa.

MERCANTILE BANCORPORATION INC., a $32 billion multi-bank holding company headquartered in St. Louis, operates banks in more than 500 locations throughout Missouri, Iowa, Kansas, Illinois, Arkansas and Kentucky. Mercantile currently has acquisitions pending with Financial Services Corporation of the Midwest, headquartered in Rock Island, Illinois, and First Financial Bancorporation, headquartered in Iowa City, Iowa. Mercantile's non-banking subsidiaries include companies providing brokerage services, asset-based lending, factoring, investment advisory services, leasing services and credit life and other insurance products as agent.

SOURCE MERCANTILE BANCORPORATION INC.

/CONTACT: Beth Fagan, Public Affairs, 314-418-8174, or Mary K. Granberg, Investor Relations, 314-418-8237, both of MERCANTILE BANCORPORATION/

/Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 107087/

(MTL)